State of Indiana
Office of the Secretary of State

CERTIFICATE OF RESTATEMENT OF ARTICLES OF INCORPORATION

of

DUKE REALTY CORPORATION

I, CONNIE LAWSON, Secretary of State of Indiana, hereby certify that Restatement of Articles of Incorporation of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Monday, December 29, 2014.


SEAL OF THE STATE OF INDIANA
1816

In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, December 29, 2014.

Connie Lawson

CONNIE LAWSON,
SECRETARY OF STATE

1992030703 / 2014123193409

APPROVED AND FILED
Connie Lawson
IND. SECRETARY OF STATE

RESTATEMENT OF ARTICLES OF INCORPORATION
State Form 42152 (R6 / 4-12)
Approved by State Board of Accounts, 1995

CONNIE LAWSON
SECRETARY OF STATE
CORPORATIONS DIVISION
302 W. Washington St., Rm. E018
Indianapolis, IN 46204
Telephone: (317) 232-6576

INSTRUCTIONS: *Use 8 1/2" x 11" white paper for attachments.*
Present original and one copy to address in upper right corner of this form.
Please TYPE or PRINT.
Please visit our office on the web at www.sos.in.gov.

Indiana Code 23-1-38-7
FILING FEE IS $30.00

RESTATEMENT OF ARTICLES OF INCORPORATION OF

Duke Realty Corporation
(*Name of Corporation*)

The above corporation (*hereinafter referred to as the "Corporation"*) existing pursuant to the Indiana Business Corporation Law, desiring to give notice of corporate action effectuating the restatement of its Articles of Incorporation, sets forth the following:

14 DEC 29 PM 3:43

ARTICLE I - RESTATEMENT

SECTION I: The date of incorporation of the Corporation (*month, day, year*):
March 12, 1992

SECTION II: The name of the Corporation following this restatement:
Duke Realty Corporation

SECTION III: The exact text of the Restatement of Articles of Incorporation is attached as "Exhibit A".

ARTICLE II - MANNER OF ADOPTION AND VOTE (*Strike inapplicable section*)

SECTION I: The restatement does not contain an amendment requiring shareholder approval and the board of directors adopted the restatement.
☑

SECTION II: The restatement contains an amendment requiring shareholder approval and the vote is set forth below:
☐ **VOTE OF SHAREHOLDERS**
The designation (*i.e. common, preferred and any classification where different classes of stock exist*), number of outstanding shares, number of votes entitled to vote separately on the amendment and the number of votes of each voting group represented at the meeting is set forth as follows:

	TOTAL	A	B	C
DESIGNATION OF EACH VOTING GROUP				
NUMBER OF OUTSTANDING SHARES				
NUMBER OF VOTES ENTITLED TO BE CAST				
NUMBER OF VOTES REPRESENTED AT THE MEETING				
SHARES VOTED IN FAVOR				
SHARES VOTED AGAINST				

☐ The number cast for the amendment by each voting group was sufficient for approval by that voting group.

In Witness Whereof, the undersigned being the Executive Vice President, General Counsel and Corporate Secretary (*Title*) of said Corporation executes this Restatement of Articles of Incorporation and verifies, subject to penalties of perjury, that the statements contained herein are true, this 29th day of December, 2014.

Signature	Printed name
Ann C. Dee	Ann C. Dee

SIXTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DUKE REALTY CORPORATION

ARTICLE I

Identification

Section 1.01. Name. The name of the Corporation is Duke Realty Corporation.

ARTICLE II

Definitions

Section 2.01. Certain Definitions. The following terms when used herein shall have the meanings set forth below:

(a) Act. The "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b) Affiliate. "Affiliate" shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person), and shall have the meaning ascribed thereto in the Act.

(c) Articles. "Articles" shall mean the Articles of Incorporation of the Corporation, filed with the Indiana Secretary of State, as amended from time to time.

(d) Business Combination. "Business Combination" shall have the meaning set forth in Section 9.01.

(e) By-Laws. "By-Laws" shall mean the By-Laws of the Corporation, as amended from time to time.

(f) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time.

(g) Continuing Director. The term "Continuing Director" shall mean a Person who was a member of the Board of Directors of the Corporation immediately prior to the date as of which the Substantial Shareholder in question became a Substantial Shareholder, or, following such date, a Person designated (before his initial election or appointment as a director) as a Continuing Director by a majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors.

(h) Corporation. The "Corporation" shall mean Duke Realty Corporation

(i) Director. "Director" shall mean a member of the Corporation's Board of Directors.

(j) Gender And Number. As used herein the masculine and feminine gender and the singular and plural number shall be interchangeable, as the context requires.

(k) Owner. A Person is the "Owner" of Shares he has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise. A Person is also the Owner of any Shares whose ownership is attributed to him by reason of the ownership provisions of Sections 542 and 544 of the Code, and any Shares he beneficially owns under Rule 13d-3 promulgated under the Act.

(l) Person. "Person" shall mean an individual, partnership, trust, corporation, or any other entity.

(m) Real Property. "Real Property" shall mean land, leasehold interests (including, but not limited to interests of lessor or lessee therein), rights and interests in land, and any buildings, structures, improvements, furnishings, fixtures and equipment used on or in connection with land, leasehold interests or rights in land or interests therein.

(n) REIT. "REIT" or "real estate investment trust" shall mean a real estate investment trust meeting all the qualifications in the Code.

(o) Securities. "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

(p) Shareholders. "Shareholders" shall mean as of any particular time all holders of record of outstanding Shares at such time.

(q) Shares. "Shares" shall mean the capital stock of the Corporation.

(r) Substantial Shareholder. "Substantial Shareholder" shall mean any Person, corporation or other entity, together with any other entity with which it or its Affiliate has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation or which is its Affiliate, which immediately prior to any Business Combination is the Owner of 10% or more of the outstanding Shares of the Corporation.

(s) Unaffiliated Director. "Unaffiliated Director" shall mean a Director who is not an officer or employee of the Corporation or of any Affiliate of the Corporation.

(t) Whole Board. "Whole Board" shall mean the total number of Directors which this Corporation would have if there were no vacancies.

In connection with the foregoing and other defined terms in these Articles, where applicable except as otherwise provided in the relevant definition, calculations of amounts should be made in accordance with the accrual basis of accounting.

ARTICLE III

Registered Office and Agent

The street address of the Corporation's registered office in the State of Indiana is 251 E. Ohio Street Suite 1100, Indianapolis, Indiana 46240. The name of its registered agent at such address is CT Corporation System.

ARTICLE IV

Purposes

The purposes of the Corporation shall be:

(a) To purchase, hold, and otherwise deal in and with income- producing interests in Real Property, and to make distributions of such income to its Shareholders so as to qualify as a REIT at all times.

(b) To engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law, as amended from time to time, not inconsistent with paragraph (a) above, and not otherwise specifically prohibited in these Articles.

ARTICLE V

Authorized Shares

The total number of shares of capital stock which the Corporation shall have authority to issue is six hundred and five million (605,000,000), of which six hundred million (600,000,000) shall be common stock having a par value of $.01 per share, and five million (5,000,000) shall be serial preferred stock having a par value of $.01 per share.

ARTICLE VI

Terms of Authorized Shares

Section 6.01. Terms of Stock. Each Share of common stock shall have the same relative rights as and be identical in all respects with all other Shares of common stock. The Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Shares of preferred stock, to fix the number of Shares constituting any such series, and to increase or decrease the number of Shares of any such series (but not below the number of Shares thereof then outstanding). In case the number of Shares of any such series shall be so decreased, the Shares constituting such decrease shall resume the status they had prior to the adoption of the resolution or resolutions originally fixing the number of Shares of such series. Shares shall have such other voting powers, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated below:

(a) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding Shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of Shares entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends in such form and amount as shall be determined by the Board of Directors in accordance with the Indiana Business Corporation Law.

(b) Termination. In the event of any voluntary or involuntary liquidation, dissolution, winding up or other termination of the Corporation, after the payment in full of the claims of creditors and after there shall have been paid to or set aside for the holders of any class having preference over the common stock in event of liquidation, dissolution, winding up or other termination the full preferential amounts to which they are respectively entitled, the remaining assets of the Corporation available for payment and distribution to Shareholders shall be distributed ratably among the holders of the common stock, and any class or series of Shares entitled to participate therewith, in whole or in part, as to the distribution of assets.

Section 6.02. Dilution. The Corporation shall not increase the number of authorized Shares without the approval of a majority of the Unaffiliated Directors, and the affirmative vote of a majority of the Shareholders.

Section 6.03. Liability For Further Assessments. The Shares, when duly issued and paid for, will be fully paid and non-assessable by the Corporation.

Section 6.04. Voting Rights. Holders of Shares of common stock are entitled to one vote per Share of common stock on all matters upon which such holders are entitled to vote, except as otherwise specified herein. The Shares shall not have cumulative voting rights.

ARTICLE VII

Board of Directors

Section 7.01. Number, Classes, Term of Office and Qualifications Of Directors. There shall be no fewer than five (5) nor more than fifteen (15) Directors. The Board of Directors as of the date hereof consists of thirteen (13) members. The number of Directors may be increased or decreased from time to time by the Directors.

All Directors shall be elected to hold office for a term of one year. Directors may be re-elected any number of times. Election of each Director at an annual meeting shall be by the affirmative vote of at least a majority of the Shareholders entitled to vote thereon present in person or by proxy at such meeting. Each Director shall hold office until the election and qualification of his successor. Directors may, but need not, own Shares or other securities of the Corporation.

A Director shall be an individual at least twenty-one (21) years of age who is not under legal disability. At least three-fourths of the Directors shall at all times be Persons who are Unaffiliated Directors. Notwithstanding the preceding sentence, upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Unaffiliated Director, such requirement shall not be applicable for a period of one hundred and eighty (180) days. Nominees to serve as Unaffiliated Directors shall be nominated by the then-current Unaffiliated Directors, if any, otherwise by the remaining Directors. Unless otherwise required by law, no Director shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Directors in their capacity as Directors shall not be required to devote their entire time to the business and affairs of the Corporation.

Section 7.02. Resignation, Removal and Death Of Directors. A Director may resign at any time by giving written notice to the remaining Directors at the principal office of the Corporation. Such resignation shall take effect on the date specified in such notice, without need for prior accounting. A Director judged incompetent, or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. A Director may be removed for cause by the affirmative vote of at least a majority of the total votes eligible to be cast by the Shareholders at a duly constituted meeting of Shareholders called expressly for such purpose. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the Director whose removal is proposed has been judged incompetent, convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal, or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal. At

least 20 days prior to such meeting of Shareholders, written notice shall be sent to the Director or Directors whose removal will be considered at such meeting.

Section 7.03. Vacancies. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a Director or through an increase in the number of Directors of any class, such vacancy shall be filled by a majority vote of the remaining Directors then in office, whether or not a quorum. A Director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

Section 7.04. Quorum. A quorum for all meetings of the Directors shall be a majority of the total number of Directors; provided, however, that, whenever the vote of a majority of a particular group of Directors (including, but not limited to the Unaffiliated Directors) is required at a meeting, a quorum for such meeting shall be a majority of the total number of Directors which shall include a majority of such group.

Section 7.05. Committees. The Directors may appoint from among their number an audit committee and such other standing committees as the Directors determine; provided, however, the composition of the members of the nominating committee, the compensation committee and the audit committee may not be changed without the approval of at least sixty percent (60%) of the Directors. Each standing committee shall consist of three or more members. All members of the audit committee shall be Unaffiliated Directors. A majority of the members of each other standing committee shall be Unaffiliated Directors; provided, however, that upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Unaffiliated Director, such requirement shall not be applicable for a period of sixty (60) days. Each committee shall have such powers, duties and obligations as the Directors may deem necessary or appropriate. The standing committees shall report their activities periodically to the Directors.

ARTICLE VIII

Shareholders' Meetings

Section 8.01. Location. All meetings of Shareholders to elect Directors and to transact such other business as may properly be presented to the meeting shall be held at such place, either within or without the State of Indiana, as may be authorized in the By-Laws and specified in the respective notices of any such meetings.

Section 8.02. Special Meetings. Special meetings of the Shareholders may be called at any time by the Chairman of the Board of Directors, a majority of the Board of Directors, a majority of the Unaffiliated Directors, the President of the Corporation, or at the request, in writing, of Shareholders owning ten percent (10%) of the aggregate number of Shares of the Corporation issued and outstanding and entitled to vote. Such meetings shall be held at such time and place, within or without the State of Indiana, as shall be specified in the notice thereof. Business transacted at any special meeting of Shareholders shall be limited to the purpose or purposes stated in the notice.

Section 8.03. Action. All actions permitted or required to be taken by the Shareholders shall be taken at an annual or special meeting of the Shareholders. The Shareholders may not act by written consent in lieu of meeting.

ARTICLE IX

Business Combinations

Section 9.01. Substantial Shareholders. Except as provided in Section 9.02 hereof, the affirmative vote of at least 80% of the Shareholders shall be required to approve any Business Combination involving a Substantial Shareholder. Such affirmative vote shall be required for any Business Combination notwithstanding the fact that no

vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise. As used in this Article IX, the term Business Combination shall mean:

(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (i) any Substantial Shareholder or (ii) any other Person (whether or not itself a Substantial Shareholder) which is, or after such merger or consolidation would be, a Substantial Shareholder or an Affiliate of a Substantial Shareholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder, or any Affiliate of any Substantial Shareholder, of any assets of the Corporation or any subsidiary having an aggregate fair market value of $1,000,000 or more; or

(c) the issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any Securities of the Corporation or any subsidiary of any Substantial Shareholder or any Affiliate of any Substantial Shareholder in exchange for cash, Securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Shareholder or any Affiliate of any Substantial Shareholder; or

(e) any reclassification of Securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction (whether or not with or into or otherwise involving a Substantial Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding Shares or Securities of the Corporation or any subsidiary which is directly or indirectly owned by any Substantial Shareholder or any Affiliate of any Substantial Shareholder.

Section 9.02. Exceptions. Section 9.01 of this Article shall not apply to a Business Combination if (A) the Business Combination is approved by a vote of three-fourths of the Continuing Directors, (B) the Business Combination consists of the issuance or transfer by the Corporation of Shares of its common stock in exchange for a partnership interest in Duke Realty Limited Partnership, an Indiana limited partnership, or Duke Realty Services Limited Partnership, an Indiana limited partnership, or any successor in interest to either such limited partnership or (C) the Substantial Shareholder shall have complied with the provisions of this Section 9.02 of this Article and all Shareholders of the Corporation shall have been given a reasonable opportunity immediately before the consummation of the Business Combination to receive in the Business Combination, or the right to receive as a result of or in the Business Combination cash, cash and other consideration or other consideration, the per Share fair market value of which will not, at the time the Business Combination is effected, together with any cash, be less than the greatest of: (i) the highest price per Share (including brokerage commissions, soliciting dealers' fees and all other expenses) paid by the Substantial Shareholder in acquiring any of its Shares of the Corporation of the same class; (ii) the per Share book value of the same class of the Corporation's Shares at the time the Business Combination is effected, determined by such independent appraisal firm or their experts as the Board of Directors deem appropriate; (iii) the highest sale or bid price per Share for the Shares of the same class during the 24 months immediately preceding the time the Business Combination is effected; and (iv) an amount which bears the same or a greater percentage relationship to the market price of the same class of the Corporation's Shares immediately prior to the announcement of the Business Combination as the highest per Share price paid in (i) above bore to the market price of the same class of the Corporation's Shares immediately prior to the commencement of acquisition of the Corporation's Shares by such Substantial Shareholder. The consideration to be received by holders of outstanding Shares under this Section 9.02 shall be in cash or in the same form as the Substantial Shareholder has previously paid for such Shares. If the Substantial Shareholder has paid for Shares with varying forms of consideration, the form of consideration for Shares acquired under this Section 9.02 shall be either cash or the form used to acquire the largest number of Shares previously acquired by such Substantial Shareholder.

Section 9.03. Restrictions on Corporate Action. Without the approval of three-fourths of the Continuing Directors, a Substantial Shareholder, after the time it became such, seeking to comply with Section 9.02 of this Article shall not have (i) made any material change in the Corporation's business or capital structure, (ii) received the benefit directly or indirectly (except proportionately as a Shareholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or (iii) made, caused or brought about, directly or indirectly, any change in the Corporation's Articles or By-Laws or in the membership of the Corporation's Board of Directors of any committee thereof.

Section 9.04. Board Determinations. A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the Continuing Directors shall have the power to determine, for the purposes of this Article on the basis of information known to them, (i) the number of Shares of the Corporation of which any Person is the Owner, (ii) whether a Person is an Affiliate of another, and (iii) any other factual matter relating to the applicability or effect of this Article.

Section 9.05. Good Faith. Any determinations made by the Board of Directors, or by the Continuing Directors, as the case may be, pursuant to this Article in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon this Corporation and its Shareholders, including any Substantial Shareholders.

Section 9.06. Notice. Notwithstanding any provision of this Article IX to the contrary, no Substantial Shareholder shall consummate any Business Combination unless such Substantial Shareholder shall have mailed to public Shareholders of the Corporation, at least 30 days prior to the date of such consummation, a proxy or information statement describing the proposed Business Combination, which statement shall comply with the Act and the Rules and Regulations thereunder or any successor statute or regulation, whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions.

Section 9.07. Fiduciary Obligations. Nothing contained in this Article shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

ARTICLE X

Restriction on Ownership and Transfer of Shares

Section 10.01 Definitions. For the purpose of this Article X, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term "Aggregate Stock Ownership Limit" shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.02.08 of the Articles. For the purpose of determining the percentage of ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon the conversion, exchange, redemption or exercise of any securities of the Corporation directly or Constructively held by such Person, but not shares of Capital Stock issuable upon the conversion, exchange, redemption or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to such conversion exchange, redemption or exercise.

Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.03.06.

Common Stock Ownership Limit. The term "Common Stock Ownership Limit" shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 10.02.08 of the Articles. For the purpose of determining the percentage of ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon the conversion, exchange, redemption or exercise of any securities of the Corporation directly or Constructively held by such Person, but not shares of Common Stock issuable upon the conversion, exchange, redemption or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to such conversion exchange, redemption or exercise.

Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

Excepted Holder. The term "Excepted Holder" shall mean a shareholder of the Corporation for whom an Excepted Holder Limit is created by the Articles or by the Board of Directors pursuant to Section 10.02.07.

Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 10.02.07 and subject to adjustment pursuant to Section 10.02.08, the percentage limit established by the Board of Directors pursuant to Section 10.02.07.

Initial Date. The term "Initial Date" shall mean the date upon which the Articles of Incorporation first containing this Article X become effective.

Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE. The term "NYSE" shall mean the New York Stock Exchange.

Person. The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article X, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 10.02.01, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board determines pursuant to Section 10.07 of the Articles that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term "Transfer" shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

Trust. The term "Trust" shall mean any trust provided for in Section 10.03.01.

Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 10.02 Capital Stock.

Section 10.02.01 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 10.04:

(a) Basic Restrictions.

(i)(1) No Person, other than a Person exempted from the Aggregate Stock Ownership Limit pursuant to Section 10.02.07 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than a Person exempted from the Common Stock Ownership Limit pursuant to Section 10.02.07 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation

from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be null and void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 10.02.01(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 10.02.01(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 10.03, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be automatically effective for any reason to prevent the violation of Section 10.02.01(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 10.02.01(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 10.02.01(b), a violation of any provision of this Article X would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 shareholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article X.

Section 10.02.02 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 10.02.01 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 10.02.01 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10.02.01 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 10.02.03 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 10.02.01(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 10.02.01(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

Section 10.02.04 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner,

the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation's status as a REIT or to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 10.02.05 Remedies Not Limited. Subject to Section 10.07 of the Articles, nothing contained in this Section 10.02 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Shareholders in preserving the Corporation's status as a REIT.

Section 10.02.06 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10.02, Section 10.03 or any definition contained in Section 10.01, the Board of Directors may determine the application of the provisions of this Section 10.02 or Section 10.03 or any such definition with respect to any situation based on the facts known to it. In the event Section 10.02 or 10.03 requires an action by the Board of Directors and the Articles fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 10.01, 10.02 or 10.03. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 10.02.02) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 10.02.01, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 10.02.07 Exceptions.

(a) Subject to Section 10.02.01(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 10.02.01(a)(i);

(ii) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 10.02.01 through 10.02.06) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 10.02.01(b) and 10.03.

(b) Prior to granting any exception or creating any Excepted Holder Limit pursuant to Section 10.02.07(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 10.02.01(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only revoke an exemption previously granted to any Person pursuant to Section 10.02.07(a) or reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such exempted Person or Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such exempted Person or Excepted Holder in connection with the establishment of the exemption for such exempted Person or Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 10.02.08 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section 10.02.01(a)(ii) and this Section 10.02.08, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, or both. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person's percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 10.02.07(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock.

Section 10.02.09 Legend. Each certificate, if any, for shares of Capital Stock shall bear substantially the following legend:

> The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Articles, (i) no Person may Beneficially or Constructively Own shares of the Corporation's Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on ownership or transfer set forth in clauses (i), (ii), (iii) or (iv) above are

violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, any Transfer of shares of Capital Stock that would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons and, upon the occurrence of certain events, attempted Transfers in violation of the other restrictions described above will be void ab initio. All capitalized terms in this legend have the meanings defined in the Articles of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer of Capital Stock, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge. If shares of Capital Stock are issued without a certificate, a statement describing the restrictions on ownership and transfer of such shares shall also be included in the written statement of information to the shareholder, if one is sent to any shareholder who is issued uncertificated shares.

Section 10.03 Transfer of Capital Stock in Trust.

Section 10.03.01 Ownership in Trust. Upon any purported Transfer or other event described in Section 10.02.01(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 10.02.01(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.03.06.

Section 10.03.02 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The relevant Prohibited Owner shall have no rights in the shares held by the Trustee. Such Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 10.03.03 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Indiana law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article X, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

Section 10.03.04 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the

shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 10.02.01(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the relevant Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.03.04. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the event causing the shares to be held in the Trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the last trading day before the day of such event and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10.03.03 of this Article X. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and other amounts held in the trust with respect to such shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.03.04, such excess shall be paid to the Trustee upon demand.

Section 10.03.05 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the Trust (or, if the event that resulted in the transfer to the Trust did not involve a purchase of such shares at Market Price, the Market Price on the last trading day before the day of such event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 10.03.03 of this Article X and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 10.03.04. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and distribute any dividends or other distributions held by the Trustee with respect to the shares to the Charitable Beneficiary.

Section 10.03.06 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 10.02.01(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 10.02.01(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 10.04 NYSE Transactions. Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

Section 10.05 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

Section 10.06 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 10.07 Termination of Restrictions. The Board of Directors, in its sole and absolute discretion, may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in

Article X is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article X.

ARTICLE XI

Amendment of By-Laws

The Shareholders or the Directors may, by a majority vote, amend or repeal any provision of the By-Laws.

ARTICLE XII

Amendment or Repeal

Notwithstanding any other provision of these Articles or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by these Articles or the By-Laws of the Corporation) and in addition to any other procedure specified under Indiana law, the affirmative vote of at least eighty percent (80%) of the issued and outstanding Shares of the Corporation shall be required to repeal or adopt any provision inconsistent with Articles IX, X, XI and XII, or Sections 7.01, 7.02, 7.03, and 8.03, hereof. With respect to any other proposed amendment to or alteration of these Articles not approved by the vote of three-quarters of the Directors, such amendment or alteration shall require the affirmative vote of at least eighty percent (80%) of the issued and outstanding Shares.

ARTICLE XIII

Indemnification of Directors and Officers

Section 13.01. Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Indiana Code Section 23-1-35-4, or (iv) for any transaction from which the Director derived an improper personal benefit.

Section 13.02. Indemnification and Insurance.

(a) Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Indiana Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 13.02 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such

proceeding in advance of its final disposition; provided, however, that, if the Indiana Business Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 13.02 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 13.02 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Indiana Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Indiana Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 13.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of these Articles, by-law, agreement, vote of Shareholders or disinterested Directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the Indiana Business Corporation Law.

ARTICLE XIV

Severability

In the event that any Article or Section (or portion thereof) of these Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its Shareholders that each such remaining provision (or portion thereof of these Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all Shareholders, including Substantial Shareholders notwithstanding any such findings.

ARTICLE XV

Incorporator

The name and mailing address of the sole incorporator are:

John R. Gaskin
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240